Exhibit (h)(5)(2)(a)

1801 California St., Suite 5200 Denver, CO 80202 720-482-1501

May 1, 2020

State Street Bank and Trust Company

Channel Center

1 Iron Street

Boston, MA 02210

Attention: Gregory V. Nikiforow, Vice President

Re: Master Sub- Administration Agreement

Ladies and Gentlemen:

Reference is made to a Master Sub-Administration Agreement dated December 17, 2012, as amended (the “Sub-Administration Agreement”) by and among Transamerica Fund Services, Inc. and State Street Bank and Trust Company (“State Street”).

In accordance with Section 22, the Additional Companies provision, of the Sub-Administration Agreement, the undersigned herby requests that State Street act as Sub-Administrator for each Company (as defined in the Sub-Administration Agreement) as listed on Schedule A attached hereto under the terms of the Sub-Administration Agreement. In connection with such request, the undersigned hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Sub- Administration Agreement.

Kindly indicate your acceptance of the foregoing by executing two (2) copies of this letter agreement, returning one and retaining one for your records.

Sincerely,

TRANSAMERICA FUND SERVICES, INC.

By:
Name: Vincent J. Toner
Title: Senior Vice President

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name: Andrew Erickson
Title: Executive Vice President

SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

AS OF MAY 1, 2020

Exempt Companies Organized under the Law of the Cayman Islands

Transamerica Cayman Morgan Stanley Global Allocation VP, Ltd.